EXHIBIT 10.11

Plan of Repayment

Creditor:	Zibo Jiazhou Chemical Industry Co., Ltd. (“Jiazhou Chemical”)
Address:	1 Dianchan Rd., Zhou Village
Zip code:	255300

Debtor:	Zibo Jiazhou Heat & Electricity Co., Ltd. (“Jiazhou Heat & Electricity”)
Address:	1 Dianchan Rd., Zhoubei Development Zone, Zhou Village
Zip code:	255300

Whereas, Zhoujia Heat & Electricity’s main business is to produce and supply vapor and electricity. It meets the government’s industry policy of “combining heat and electricity, generating electricity according to heat and conserving resources”. Therefore, Zhoujia Heat & Electricity belongs to the category of the companies that comprehensively utilize resources. Zhoujia Chemical produces a great amount of vapor during its manufacture process and sells such vapor to Zhoujia Heat & Electricity for heating and manufacturing purposes. To ensure the repayment of the purchase price, after friendly negotiation, both parties agree to the following with respect to the repayment.

Article I. Repayments

1.	Total amount of repayments: RMB 129,676,649.00. All the annual purchase price thereafter shall be paid in full every year.
2.	Deadline of payments: before October 1, 2011, RMB 35,000,000.00;
before May 1, 2012, RMB 25,000,000.00;
before May 1, 2013, RMB 30,000,000.00;
before May 1, 2014, RMB 20,000,000.00; and
before May 1, 2015, RMB 19,676,649.00.

The debtor shall make the above payments in a five year period starting from the execution of the agreement and ending on May 1, 2015.

3. Interest rate: equals to the benchmark interest rate of 5 years at 6%. If the Central Bank adjusts the benchmark interest rate, the interest rate shall be adjusted accordingly.

Article II. Source of Repayment

Jiazhou Heat and Electricity is the only heat and electricity company in the Zhou Village Area. It is located in Zhou Village Development Zone and is responsible for the local residents’ heat in winter and the local company’s manufacturing use of vapor. Its supply net reaches every corner and every industry in the Zhou Village. It is a regional monopoly. In 2010, Jiazhou Heat & Electricity realized revenue of RMB 234,990,000 and a net profit of RMB 34,190,000. The economic entities that centers Jiazhou Heat & Electricity’s supply lines are gradually growing and the company’s revenue increases every year. Therefore, it is secure to use the net profit of Jiazhou Heat & Electricity to repay the purchase price of the vapor.

Article III. Liability

If the debtor fails to make the repayments according to the above in the Plan, the debtor shall be liable for breach of contract and shall pay a fine of 1‰ of the payables per day.

Article IV. Effect

The agreement shall become effective upon execution of both parties. There are two original copies with each party holding one.

Creditor:   Zibo Jiazhou Chemical Industry Co., Ltd.

Debtor:    Zibo Jiazhou Heat & Electricity Co., Ltd.